UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PUBLIC MEDIA WORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Public Media Works, Inc.

2330 Marinship Way, #300

Sausalito, California 94965

Notice of Annual Meeting

April 18, 2011

To Our Shareholders:

We are pleased to invite you to attend the 2011 Annual Meeting of Shareholders of Public Media Works, Inc. to be held on June 6, 2011 at our corporate headquarters at 2330 Marinship Way, Suite 300, Sausalito, California, 94965 beginning at 10 a.m., local time.

Enclosed are the Notice of Annual Meeting of Shareholders and the Proxy Statement describing the business that will be acted upon at the Annual Meeting. Please vote on the business to come before the meeting, as it is important that your shares are represented. Instructions on the proxy form explain how you may vote by returning your proxy by mail. If you decide to attend the meeting, you may, of course, revoke your proxy and cast your vote personally.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Martin W. Greenwald

Martin W. Greenwald
Chief Executive Officer

Sausalito, California

PUBLIC MEDIA WORKS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 6, 2011

TO THE SHAREHOLDERS OF SOCIALWISE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Public Media Works, Inc., a Delaware corporation (the “Company”), will be held at 2330 Marinship Way, Suite 300, Sausalito, California, 94965 on June 6, 2011 at 10 a.m., local time, for the purposes of considering and acting upon the following proposals:

1.	To elect four individuals to our Board of Directors to hold the office during the ensuing year or until their respective successors are elected and qualified;

2.	To approve the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”);

3.	To approve an amendment to our Certificate of Incorporation to change our corporate name from Public Media Works, Inc. to Spot Entertainment, Inc.; and

4.	To approve an amendment to our Certificate of Incorporation to increase the total number of shares of stock which the Company has the authority to issue from 100,000,000 shares to 125,000,000 shares, and authorize a class of blank check preferred stock, consisting of 25,000,000 authorized shares, which may be issued in one or more series, with such rights, privileges, preferences and restrictions as may be fixed by the Company’s Board of Directors.

The Company’s Board of Directors has fixed the close of business on April 8, 2011 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, you are urged to fill in the enclosed proxy and to sign and forward it in the enclosed business reply envelope. Any shareholder who signs and sends in a proxy may revoke it by executing a new proxy with a later date, by written notice of revocation to the Secretary of our Company at any time before it is voted, or by attending the meeting and voting in person.

You are not entitled to any rights of appraisal or dissenters rights with respect to the matters to be acted upon under the General Corporation Law of the State of Delaware.

By Order of the Board of Directors

/s/ Martin W. Greenwald
Martin W. Greenwald
Chairman of the Board of Directors

Sausalito, California

April 18, 2011

PROXY STATEMENT FOR ANNUAL MEETING OF THE SHAREHOLDERS

To be held June 6, 2011

ABOUT THE ANNUAL MEETING

Q: What is the purpose of the Annual Meeting?

A: At the Annual Meeting, shareholders will be asked:

1.	To elect four individuals to our Board of Directors to hold the office during the ensuing year or until their respective successors are elected and qualified;

2.	To approve the Company’s 2010 Equity Incentive Plan, as amended (the “Plan”);

3.	To approve an amendment to our Certificate of Incorporation to change our corporate name from Public Media Works, Inc. to Spot Entertainment, Inc.; and

4.	To approve an amendment to our Certificate of Incorporation to increase the total number of shares of stock which the Company has the authority to issue from 100,000,000 shares to 125,000,000 shares, and authorize a class of blank check preferred stock, consisting of 25,000,000 authorized shares, which may be issued in one or more series, with such rights, privileges, preferences and restrictions as may be fixed by the Company’s Board of Directors.

Q: Who is entitled to vote at the Annual Meeting?

A: Only shareholders of record at the close of business on April 8, 2011, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Q: What are the voting rights of the holders of common stock?

A: Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q: Is cumulative voting permitted for the election of directors?

A: No. Our Certificate of Incorporation provides that cumulative voting shall not be permitted.

Q: How is a quorum determined?

A: Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 31,885,941 shares of common stock were outstanding. Therefore, the presence of the holders of common stock representing at least 15,942,971 votes will be required to establish a quorum.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector will separately count affirmative and negative votes, abstentions and broker non-votes. Proxies that are received but marked as abstentions (or refusals to vote) and broker non-votes (votes from shares held of record in “street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the Annual Meeting to another date.

Q: How do I vote?

A: If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Q: Can I revoke my proxy later?

A: Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

1.	Filing a written notice of revocation with our Corporate Secretary at our principal office (2330 Marinship Way, Suite 300, Sausalito, California, 94965);

2.	Filing a properly executed proxy showing a later date with our Corporate Secretary at our principal office (see address immediately above); or

3.	Attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy), although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Q: How does the Board recommend I vote on each of the proposals?

A: Our Board recommends a vote FOR each of the four proposals to be voted upon and a vote FOR each of the Directors nominated to serve on our Board of Directors.

Q: What is required to approve each proposal?

A: Once a quorum has been established, each Director and each proposal must be approved by affirmative vote of the holders of a majority of the shares present or represented by proxy in order to be approved.

Q: Will my broker be able to vote my shares for me?

A: Brokers holding shares for beneficial owners (typically referred to as being held in “street name”) must vote their shares according to the specific instructions they receive from the owners, and if no instructions are received, they may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to applicable rules. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a “broker non vote.” Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the uncontested election of directors (Proposal 1). Non-routine matters include approval of stock option plans (Proposal 2) and most amendments to the certificate of incorporation (Proposal 3 and 4), although we recommend you check with your broker as to which amendments to the certificate of incorporation they consider non-routine if you have any concerns as to how they may vote.

Q: What happens if I abstain from voting or my broker submits a non-vote?

A: We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal, the shares represented by these proxies will not be treated as affirmative votes. In other words, abstentions are treated as votes cast against the proposal. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies are generally not counted for any purpose in determining whether a proposal has been approved.

Q: How will my shares be voted if I return a blank proxy card?

A: If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the Directors and each of the four proposals.

Q: Am I entitled to exercise any appraisal rights with regard to either of the proposals?

A: Under the General Corporation Law of the State of Delaware, shareholders of the Company do not have appraisal rights in connection with the proposals upon which a vote is scheduled to be taken at the Annual Meeting.

Q: How will voting on any other business be conducted?

A: Although we do not know of any business to be conducted at the Annual Meeting, or any adjournments thereof, other than the proposals described in this Proxy Statement, if any other business properly comes before the Annual Meeting, or any adjournments thereof, your signed proxy card gives authority to the proxy holders, Martin W. Greenwald and Ed Roffman, to vote on those matters at their discretion.

Q: Who will bear the costs of this solicitation?

A: We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q: How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our next quarterly or annual report.

Q: When are shareholder proposals due for next year’s annual meeting?

A: The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for the next annual meeting of stockholders is a reasonable time before we begin to print and send our proxy materials. Proposals received after such time will be considered untimely. In addition, the acceptance of such proposals is subject to the Securities and Exchange Commission guidelines.

ADDITIONAL INFORMATION

ANNUAL REPORT AND AVAILABLE INFORMATION

A copy of our latest quarterly and annual reports, including financial statements but without exhibits, is available without charge to any person whose vote is solicited by this proxy upon written request to our Corporate Secretary at our principal office (2330 Marinship Way, Suite 300, Sausalito, California, 94965). Copies also may also be obtained through the SEC’s Web site at www.sec.gov.

The terms “Public Media Works,” the “Company,” “we,” “us,” or “our” refer to Public Media Works, Inc., a Delaware corporation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Four directors of our Company have been nominated for election to the Board of Directors at the Annual Meeting: Martin W. Greenwald, Joseph Merhi, Edward Frumkes, and Bryan Subotnick. Messrs. Greenwald, Merhi, Frumkes and Subotnick are currently the members of our Company’s Board of Directors. If elected, they will hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Under our Bylaws, the number of directors shall be no less than one and no greater than five. The Board of Directors has fixed the current number of authorized directors at five.

The directors of the Company are elected annually and hold office until the next annual meeting of shareholders and until their successors have been elected and have qualified. In the event any nominee is unable to or declines to serve as Director at the time of the Annual Meeting, the proxy will be voted for a substitute selected by the Board of Directors. Management has no reason to believe, at this time, that the persons named will be unable or will decline to serve if elected.

The following sets forth certain information regarding our executive officers, directors and proposed directors as of April 18, 2011, the date of this proxy statement:

Martin W. Greenwald was appointed as our Chairman of the Board, Chief Executive Officer and Secretary on August 2, 2010. Mr. Greenwald was appointed to our Board of Directors as of May 26, 2010. Mr. Greenwald served as Chairman of the Board of Image Entertainment, Inc., a NASDAQ listed company, from founding the company in 1981 until January 2010. From 1981 until 2008, Mr. Greenwald also served as CEO and President of Image Entertainment. From 1985 to 1997, Mr. Greenwald and his management team grew Image into the largest laserdisc production and distribution company in the United States with an estimated 40% market share and revenues consistently exceeding $100,000,000 per year. During that same period of time, Mr. Greenwald oversaw the acquisition of content, negotiating Image’s exclusive content agreements with studios such as Disney, Fox, Warner, MGM and a host of other major content suppliers. Image’s facilities at that time included a California corporate office with approximately 100 employees and a 60,000 square foot warehouse and distribution center located in Las Vegas, Nevada. Beginning in 1996, Mr. Greenwald revamped Image’s operation to focus on DVD content acquisition, production and distribution. Since 1996, Image became recognized as the largest independent DVD company in North America with an exclusive library of over 4,000 titles, including broadcast, digital, and VOD rights to many of these titles. Mr. Greenwald resigned from Image in 2010 as that company underwent a change of control.

Joseph Merhi has been a director of the Company since September 7, 2009. Mr. Merhi has over thirty years of experience in the entertainment field, and has served as a producer or executive producer on over 100 films since 1986. Mr. Merhi has been a member of Montage Entertainment LLC since 2006, a company focused on international sales and distribution of films. The company produced “Columbus Day” starring Val Kilmer, and the bio picture “Betty Anne Waters” starring two-time Academy award winner Hilary Swank. From 2002 to 2004, Mr. Merhi served as a producer on several films for Warner Brothers and Franchise Pictures, including the highly anticipated sequel “The Whole Ten Yards”, “Alex and Emma” and “Spartan”. Since 1999, Mr. Merhi has also developed several real estate projects, including the only sound stage in Las Vegas, Nevada where content is currently being produced, and the plans for boutique hotels in West Hollywood, California and Las Vegas, Nevada. Mr. Merhi began his career in 1986 with the formation of PM Entertainment which produced, financed and distributed over 100-feature length films and two successful TV shows before it was sold to Echo Bridge in 1999.

Edward Frumkes has been a director of the Company since September 7, 2009. Mr. Frumkes is a veteran international marketing executive in the entertainment industry. Since January 2004, Mr. Frumkes has been a partner with Gary Levinsohn in the Mutual Film Company which is a film production company. Mr. Frumkes was an executive with Warner Bros. from 1988 until 2000, where he served as the head of international theatrical distribution and marketing (President, Warner Bros. International Theatrical Distribution & Marketing), reporting directly to Warner’s co-Chairmen, Bob Daly and Terry Semel. In this position, Mr. Frumkes oversaw a staff in excess of 1,500 people working in over 200 different distribution entities spread throughout 135 countries. Mr. Frumkes joined Warner Bros. International in 1988, where he was promoted to Senior Vice President in 1992 and Executive Vice President in 1993, before his elevation to President in 1995. During his 13-year tenure at Warner Bros., Mr. Frumkes developed and implemented comprehensive release plans in markets throughout the world. Mr. Frumkes was responsible for the creation, implementation and control of combined overhead and marketing budgets in excess of $400 million per annum. Among the titles he launched to global success while at Warner Bros. were: “The Fugitive”, “The Bodyguard”, “JFK”, as well as “The Matrix”, the “Batman” and “Lethal Weapon” franchises.

Mr. Subotnick has been a director of the Company since March 25, 2011. Mr. Subotnick has served as the Chief Executive Officer and President of NYCe pLAy, LLC, a Los Angeles based technology company that develops, markets and sells smartphone applications, since the founding of the company in 2010. Since 2004, Mr. Subotnick has also been an active investor in a variety of investments including a telecommunications service provider and several internet start-ups in the entertainment, advertising and medical industries. From 1995 to 2004, Mr. Subotnick was Executive Vice President of Big City Radio, a Los Angeles based owner of radio stations, where he helped grow the company from 4 regional stations to 16 national stations and to become listed on the American Stock Exchange. While at Big City Radio, Mr. Subotnick managed many aspects of company operations, including acquisitions, programming, budgeting and client relations, and assisted in raising over $33 million in the company’s IPO and $174 million in a public debt offering. From 1994 to 1995, Mr. Subotnick was Vice President and General Counsel of Papamarkou & Company, an SEC registered asset management company based in New York, New York. Mr. Subotnick was a founder and general partner of Shanker & Subotnick, a law firm which concentrated on entertainment law. Mr. Subotnick was a Kings County Assistant District Attorney in New York, New York from 1991 to 1992, and worked in the prestigious Bear Stearns & Company bond trading and sales program from 1986 to 1988. Mr. Subotnick received his Bachelor of Science in Finance from Syracuse University, and his Juris Doctor from the Brooklyn Law School.

VOTE REQUIRED AND RECOMMENDATION

In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the four nominees. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FOREGOING NOMINEES WHICH IS PROPOSAL 1 ON THE PROXY

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Martin Greenwald is not considered to be an independent director under the NASDAQ listing standards. The Board has determined that Joseph Merhi, Edward Frumkes and Subotnick are independent directors under the NASDAQ listing standards.

Leadership Structure

The chairman of our board of directors also serves as our chief executive officer. Our board of directors does not have a lead independent director. Our board of directors has determined that its leadership structure is appropriate and effective. Our board of directors believes that having a single individual serve as both chairman and chief executive officer provides clear leadership, accountability and promotes strategic development and execution as our company executes our strategy as a more communications-focused enterprise. Our board of directors also believes that there is a high degree of transparency among directors and company management. Three of the four members of our board are independent directors.

Nomination of Directors

We do not have a standing nominating committee. We are currently seeking one additional independent director and intend to establish committees of the Board once this additional director has been appointed. The Board of Directors, acting as a nominating committee, does not have a policy with regard to the consideration of any director candidates recommended by shareholders. The Board of Directors has made no determination as to whether or not such a policy should be adopted. The Board of Directors will consider candidates recommended by shareholders. Shareholders wishing to recommend a candidate for membership on the Board of Directors for the next fiscal year should submit to us the name of the individual and other pertinent information, including a short biography and contact information, in the manner described below on this Information Statement in the section titled “Shareholders’ Proposals”.

Some of the qualifications that may be considered by the Board of Directors in choosing a director are:

•	Minimum, relevant employment experience;

•	Familiarity with generally accepted accounting principles and the preparation of financial statements;

•	Post secondary education or professional license;

•	Previous experience as a Board member of an operating company; and

•	The ability to commit the number of hours per year necessary to discharge his or her duty as a member of its Board of Directors.

A candidate for Director must agree to abide by our Code of Ethics, discussed in greater detail below.

Our goal is to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, we seek nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although we use the criteria listed above as well as other criteria to evaluate potential nominees, we do not have a stated minimum criteria for nominees. Our Board of Directors does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders. To date, we have not paid any third parties to assist us in this process.

Each nominee to our Board of Directors expressed a willingness to serve during the 2012 fiscal year and, based on a review of their qualifications, was deemed to be a suitable candidate for nomination.

Code of Ethics

The Company has adopted a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to the every officer of and director to the Company. The Ethics Code is attached as an exhibit to its Form 10-KSB filed with the Commission on August 18, 2004. The Code is also available free of charge upon request to the Company at 2330 Marinship Way, Suite 300, Sausalito, California, 94965, Attn: Ed Roffman.

Legal Proceedings

The Company is not currently a party to any pending legal proceeding. Management is not aware of any threatened litigation, claims or assessments.

Attendance at Board Meetings during Fiscal Year.

There were 7 formally called meetings of our Company’s Board of Directors during fiscal year 2010. No director who served as a director during the past year attended fewer than 75% of the total number of meetings of our board of directors.

Audit Committee and Financial Report

Our Company does not currently have an audit committee, audit committee charter or “audit committee financial expert.” We continue searching for a candidate for election to the Board of Directors who will qualify as such an “audit committee financial expert” and who also had other desirable qualities for the Board (as recounted above) but as of the date of this report, our Company does not have such a Director.

Audit Fees

Anton & Chia, LLP has been our independent registered public accounting firm since September 30, 2009 and was our independent registered public accounting firm for the fiscal year ended February 28, 2011.

For purposes of the tables below:

Audit Fees	include fees and expenses for professional services rendered for the audits of our annual financial statements for the applicable year and for the review of the financial statements included in our quarterly reports on Form 10-Q for the applicable year.

Audit-Related Fees	consist of fees billed for assurance and related services that are related to the performance of the audit or review of our financial statements and are not reported as audit fees.

Tax Fees	consist of preparation of our federal and state tax returns, review of quarterly estimated payments, and consultation concerning tax compliance issues.

All Other Fees	include any fees for services not covered above. Fees noted for both annual periods primarily represent fees associated with informal assessment of our internal controls and assisting us in the preparation or correspondence to the SEC.

The following table sets forth the aggregate fees billed for services from February 29, 2009 to February 28, 2010 by Anton & Chia, LLP:

Audit Fees		$101,884
Audit Related Fees	$
Tax Fees	$
All Other Fees	$

Total		$101,884

The following table sets forth the aggregate fees billed for services from February 29, 2008 to February 28, 2009 by Anton & Chia, LLP:

Audit Fees	$39,400
Audit Related Fees	$—
Tax Fees	$—
All Other Fees	$—

Total	$39,400

Audit Committee Pre-Approval Policies

We have not yet appointed an audit committee, and our board of directors currently acts as our audit committee. The Board of Directors has approved all of the fees paid and identified herein to the Company’s principal accountant.

Compensation Committee

The Company does not currently have a compensation committee.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a)-3e of the Exchange Act, our Company noted no delinquencies for the fiscal year ending February 28, 2011 or through the date of this Proxy Statement, except for the following which were filed late: the Form 4 filed by Joseph Merhi on May 7, 2010; the Form 3 filed by Garrett Cecchini on May 26, 2010; the Form 3 filed by William Zabit on June 4, 2010; the Form 3 filed by Martin W. Greenwald on June 14, 2010; the Form 3 filed by Gregory Sutyak on June 18, 2010; the Form 4 filed by Garrett Cecchini on July 28, 2010; the Form 4 filed by Joseph Merhi on November 29, 2010; the Form 4 filed by Edward Frumkes on December 2, 2010; the Form 4 filed by Gregory Waring on March 11, 2011; the Form 4 filed by Garrett Cecchini on March 14, 2011; and the Form 4 filed by Joseph Merhi on March 16, 2011.

Shareholder Communications with the Board of Directors

The Board of Directors has not established a formal process for shareholders to send communications to its members. Any shareholder may send a communication to any member of the Board of Directors, in care of the Company’s address or in care of the address shown in the table of beneficial ownership on this page. If a communication is sent to the Company’s address, the Company will forward any such communication to the relevant member of the Board of Directors.

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PROPOSAL NO. 2

APPROVAL OF THE PUBLIC MEDIA WORKS, INC. 2010 EQUITY INCENTIVE PLAN, AS AMENDED

On August 2, 2010, our Company’s Board of Directors approved the adoption of the Public Media Works, Inc. 2010 Equity Incentive Plan (the “Plan”). The Plan authorized the issuance of up to 3,500,000 options or shares of restricted stock. On March 7, 2011, our Company’s Board of Directors authorized an amendment to the Plan to increase the total shares eligible for issuance under the Plan to 6,000,000. The Company is seeking shareholder approval of the Plan, as amended.

Shareholder approval of the Plan is desired (i) to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as described below, (ii) for the Plan amendment to be eligible under the “plan lender” exemption from the margin requirements of Regulation G promulgated under the Securities Exchange Act of 1934, as amended, and (iii) to comply with the incentive stock option rules under Section 422 of the Code.

The following is a summary of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan. A copy of the Plan was included as an exhibit to our Company’s Form 10Q filed with the Securities and Exchange Commission on October 18, 2010.

Description of the Plan

Purpose. The purpose of the Plan is to provide the Company a means to retain the services of qualified executives and other persons eligible to receive stock awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates, as well as to provide a means by which eligible recipients of stock awards may be given an opportunity to benefit from increases in value of the common stock through the granting of the awards, including: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

Shareholder Approval of the Plan. The Board of Directors adopted the Plan on August 2, 2010 and the Plan amendment on March 7, 2011. The Company is seeking shareholder approval of the Plan at the Company’s upcoming annual shareholders meeting.

Eligible Participants. Employees, directors and consultants of the Company and any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing (each an “Affiliate”, as such terms are defined in Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the “Code”)) are eligible to receive stock awards under the Plan.

Number of Shares of Common Stock Available Under the Plan. The total number of shares of common stock that may be issued pursuant to stock awards under the Plan and amendments shall not exceed in the aggregate 6,000,000 shares common stock of the Company. If any stock award for any reason expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award shall revert to and again become available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option shall for any reason be repurchased by the Company under an unvested share repurchase option provided under the Plan, the stock repurchased by the Company under such repurchase option shall not revert to and again become available for issuance under the Plan.

Administration of the Plan. The Board of Directors has the authority to administer the Plan or may delegate administration of the Plan to a committee or committees of one or more members of the Board of Directors. If administration is delegated to a committee, the committee shall have all administrative powers conferred upon the Board of Directors, including the power to delegate to a subcommittee any of the administrative powers the committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board of Directors. The Board of Directors may abolish the committee at any time and re-vest the administration of the Plan in the Board of Directors.

Change in Control. The Plan provides that in the event of a merger with or into another corporation or other entity, then the surviving corporation or acquiring corporation shall assume any stock awards outstanding under the Plan or shall substitute similar stock awards for those outstanding under the Plan. If the surviving corporation or acquiring corporation in an change of control refuses to assume such stock awards or to substitute similar stock awards for those outstanding under the Plan, then the Board of Directors or committee administering the Plan may determine to accelerate the vesting of the outstanding stock awards. Any stock award not exercised prior to the closing of an acquisition involving a change in control of the Company shall be terminated.

Amendment to the Plan and Awards. The Board of Directors at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 of the Plan relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any securities exchange listing requirements.

Termination and Suspension of the Plan. The Board of Directors may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the August 2, 2020. No stock awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Types of Awards

Stock Options. A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. The committee will determine the exercise price of options granted under the Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. Notwithstanding the foregoing, an incentive stock option may be granted with an exercise price lower than that set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 424(a) of the Code. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant.

The exercise price of each nonstatutory stock option granted under the Plan shall not be less than 85% of the fair market value of the stock subject to the option on the date the option is granted. Notwithstanding the foregoing, a nonstatutory stock option may be granted with an exercise price lower than that set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provision of Section 424(a) of the Code. Additional terms including term, consideration vesting and early exercise shall be determined by the Board of Directors at the time of grant.

Federal Income Tax Consequences of Awards

The following is general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options. For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the common stock for a period of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income as of the exercise date equal to the difference between the exercise price and fair market value of the share on the exercise date. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

Nonstatutory Stock Options. A participant who receives a nonstatutory stock option with an exercise price equal to the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the Company is subject to tax withholding by us.

Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, a restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to us. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by us. If the stock award consists of stock units, no taxable income is reportable when stock units are granted to a participant or upon vesting. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

Tax Effect for Our Company. Unless limited by Section 162(m) of the Code, we generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a stock option).

Section 162(m) Limits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. The Plan is qualified such that awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the Plan. Accordingly, the Plan provides that no employee may be granted more than 750,000 shares in any fiscal year, or more than 1,500,000 shares during the employees first year of employment with the Company.

The Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Plan Amendment Benefits

The table below sets forth the benefits and amount of options that have been granted to the named executive officers of the Company identified below:

2010 Equity Incentive Plan, as Amended

Name and Position	Dollar Value ($)[1]	Number of Options
Martin W. Greenwald	$132,686	500,000
Ed Roffman	$47,674	180,000
Gregory Waring	$66,213	250,000
Executive Group	$246,573	930,000

1	Amount calculated as the value of all options as of February 28, 2011, as determined under the Black-Scholes-Merton method on the dates of grants.

VOTE REQUIRED AND RECOMMENDATION

Approval of the Plan (as amended) requires the affirmative vote of the holders of a majority of the shares of our Company’s common stock that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PLAN (AS AMENDED) WHICH IS PROPOSAL 2 ON THE PROXY

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PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF OUR CORPORATION FROM PUBLIC MEDIA WORKS, INC. TO SPOT ENTERTAINMENT, INC.

On March 25, 2011, our Company’s Board of Directors approved changing our Company’s name from Public Media Works, Inc. to Spot Entertainment, Inc. The change in our corporate name is being proposed in order to better reflect our current business strategy and the markets that we intend to pursue. In accordance with the General Corporation Laws of the State of Delaware, we are required to receive the approval of the holders of our Company’s common stock representing a majority of our shares of common stock outstanding in order to amend our Certificate of Incorporation to make the change of our Company’s name effective.

VOTE REQUIRED AND RECOMMENDATION

Approval of the changes to our Company’s name to “Spot Entertainment, Inc.” requires the affirmative vote of the holders of a majority of the shares of our Company’s common stock that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF CHANGE OF THE NAME OF OUR CORPORATION TO SPOT ENTERTAINMENT, INC. WHICH IS PROPOSAL 3 ON THE PROXY

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PROPOSAL NO. 4

APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE FROM 100,000,000 SHARES TO 125,000,000 SHARES, AND AUTHORIZE A CLASS OF BLANK CHECK PREFERRED STOCK, CONSISTING OF 25,000,000 AUTHORIZED SHARES, WHICH MAY BE ISSUED IN ONE OR MORE SERIES, WITH SUCH RIGHTS, PRIVILEGES, PREFERENCES AND RESTRICTIONS AS MAY BE FIXED BY THE COMPANY’S BOARD OF DIRECTORS

General

The Company’s Certificate of Incorporation currently authorizes the Company to issue only one class of stock and issue up to 100,000,000 shares of stock. The Company desires to have the ability to authorize the issuance of up to 25,000,000 shares of preferred stock. Upon approval by the Company’s shareholders, this proposal would amend the Company’s Certificate of Incorporation to provide for the increase of the total number of shares authorized from 100,000,000 to 125,000,000 shares, and the creation of a class of preferred stock in the amount of twenty five million (25,000,000) authorized shares, having such rights, preferences, privileges and restrictions as may need to be determined by the Board of Directors.

Purposes of the Proposed Amendment

The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the shareholders in advance and the terms, rights and features of which are determined by the Board of Directors from time to time. The authorization of blank check preferred stock would permit the Board of Directors to create and issue preferred stock from time to time in one or more series without further shareholder approval. Subject to the Company’s Certificate of Incorporation, as amended from time to time, and the limitations prescribed by law, or by any stock exchange or national securities association trading system on which the Company’s securities may be listed in the future, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action by the shareholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its shareholders.

If the shareholders approve this proposal, Article Five of the Company’s Certificate of Incorporation would be amended in its entirety to read as follows:

“Article Five

Shares

(a) The Corporation is authorized to issue a total of One Hundred Twenty Five Million (125,000,000) shares of stock. The Corporation is authorized to issue two classes of stock designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is Twenty Five Million (25,000,000), and the number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000). The Common Stock shall have a par value of $0.0001.

(b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

The Board of Directors approved the proposed amendment to the Company’s Certificate of Incorporation on March 25, 2011, subject to shareholder approval.

Rationale for Creating Blank Check Preferred Stock

The proposed amendment to the Company’s Certificate of Incorporation will provide the Company with increased flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow the Company to issue preferred stock from time to time with such features as may be determined by the Board of Directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets. The Board of Directors could create, among other things, a series of preferred stock that is convertible into common stock on the basis of either a fixed or floating conversion rate.

The Company has no present plans, arrangements, commitments or understandings for the issuance of shares of common or preferred stock.

Anti-Takeover Effects of the Proposed Amendment

This proposal could, if approved, supplement and strengthen the Company’s existing takeover defenses.

If the Board were to determine to issue preferred stock with voting rights, such issuance could have, under certain circumstances, the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares to persons supportive of the existing Board of Directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the shareholders.

While the proposed amendment to the Company’s Certificate of Incorporation may have anti-takeover consequences, the Board of Directors believes that the benefits in terms of flexibility and timing of capital raises outweigh any disadvantages. The Board of Directors furthermore believes it would be required to take into consideration the best interests of the Company and the shareholders, and that such consideration could be utilized to encourage potential acquirers to negotiate directly with the Board of Directors rather than taking unilateral action. Shareholders should note that there are no current plans or commitments to issue any preferred stock.

Although the Company believes that the material provisions of the amendment to the Certificate of Incorporation are set forth above, reference should be made to the text of the amendment, a copy of which is attached to this proxy statement as Appendix A. If approved by the shareholders, the amendment would be effective upon the filing of an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, anticipated to occur promptly after the Annual Meeting.

No Appraisal Rights

Neither Delaware law nor our articles of incorporation or bylaws provide our shareholders with dissenters’ or appraisal rights in connection with this Amendment.

Required Vote

Approval of an increase in the number of authorized shares of common stock requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Board of Directors Recommendation

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE FROM 100,000,000 SHARES TO 125,000,000 SHARES, AND AUTHORIZE A CLASS OF BLANK CHECK PREFERRED STOCK, CONSISTING OF 25,000,000 AUTHORIZED SHARES, WHICH MAY BE ISSUED IN ONE OR MORE SERIES, WITH SUCH RIGHTS, PRIVILEGES, PREFERENCES AND RESTRICTIONS AS MAY BE FIXED BY THE COMPANY’S BOARD OF DIRECTORS.

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DIRECTORS, EXECUTIVE OFFICERS

Our directors are elected by our shareholders to a term of one year and to serve until his or her successor is duly elected and qualified, or until his death, resignation or removal. Each of our officers is appointed by our board of directors to a term of one year and serves until his successor is duly elected and qualified, or until his death, resignation or removal from office.

Our bylaws provide that the number of directors which shall constitute our whole board of directors shall not be less than one or more than five. The number of directors is determined by resolution of our board of directors or by our shareholders at our annual meeting. The board of directors has currently set the number of directors at five. Our current board of directors consists of four directors.

The following table sets forth certain information regarding our executive officers and directors as of the date of this proxy:

Name	Age	Position

Martin W. Greenwald	69	Chief Executive Officer, Secretary and Chairman of the Board of Directors
Gregory Waring	42	President and Chief Operating Officer
Ed Roffman	61	Chief Financial Officer
Joseph Merhi	57	Director
Edward Frumkes	52	Director
Bryan Subotnick	47	Director

Martin W. Greenwald was appointed as our Chairman of the Board, Chief Executive Officer and Secretary on August 2, 2010. Mr. Greenwald was appointed to our Board of Directors as of May 26, 2010. Mr. Greenwald served as Chairman of the Board of Image Entertainment, Inc., a NASDAQ listed company, from founding the company in 1981 until January 2010. From 1981 until 2008, Mr. Greenwald also served as CEO and President of Image Entertainment. From 1985 to 1997, Mr. Greenwald and his management team grew Image into the largest laserdisc production and distribution company in the United States with an estimated 40% market share and revenues consistently exceeding $100,000,000 per year. During that same period of time, Mr. Greenwald oversaw the acquisition of content, negotiating Image’s exclusive content agreements with studios such as Disney, Fox, Warner, MGM and a host of other major content suppliers. Image’s facilities at that time included a California corporate office with approximately 100 employees and a 60,000 square foot warehouse and distribution center located in Las Vegas, Nevada. Beginning in 1996, Mr. Greenwald revamped Image’s operation to focus on DVD content acquisition, production and distribution. Since 1996, Image became recognized as the largest independent DVD company in North America with an exclusive library of over 4,000 titles, including broadcast, digital, and VOD rights to many of these titles. Mr. Greenwald resigned from Image in 2010 as that company underwent a change of control.

Mr. Roffman was appointed as the Chief Financial Officer of the Company on October 18, 2010. Mr. Roffman has been an independent business consultant since April 2006 working with several early stage companies in differing segments of the internet space and in casual video game development. Mr. Roffman served as Chief Financial Officer of Red Mile Entertainment, Inc. from January 2005 until April 2006 and at Fluent Entertainment, Inc. from February 2003 to December 2004. Both companies are consumer software developers and publishers. Mr. Roffman has also been a principal of Creekside, LLC, a consulting firm which specializes in the software, internet and consumer products industries. Mr. Roffman currently serves on the board and is chairman of the audit committee of Westinghouse Solar (NASDAQ: WEST) a designer and distributor of solar modules. Mr. Roffman is a CPA (New York) with over 35 years of experience in accounting and finance. Mr. Roffman earned a BBA in accounting from Temple University.

Mr. Waring has been the President and Chief Operating Officer of the Company since November 23, 2010. Mr. Waring possesses nearly twenty years of senior executive experience. Mr. Waring served as the Director of Marketing/Regional Marketing Manager with McDonald’s Restaurants of Canada from 1994 to 2001 where he managed the execution of all restaurant marketing activities for Western Canada. From 2001 to 2005, Mr. Waring was with McDonald’s Corporation, where he was promoted to Senior Director of Business Development, and he led the company’s Digital Innovation Group. In 2005, Mr. Waring was appointed as Chief Marketing Officer of Redbox Automated Retail, which was then a new start-up venture by McDonald’s for a fully automated DVD rental kiosk. From 2005 to 2007, Mr. Waring oversaw all marketing initiatives for Redbox and was responsible for all consumer communication, branding, and promotion, during which time Redbox grew from 100 locations and $3 million in revenues to over 4,500 locations and $100 million in revenues. In 2007, Mr. Waring left Redbox to co-found Zaw Artisan Pizza, where he oversaw the conceptualization, design, and launch for an innovative home eating concept located in Seattle, Washington. Mr. Waring earned a Bachelor of Commerce Degree in Marketing from the University of Alberta in Edmonton. Mr. Waring also earned an MBA in Marketing and Strategy from the University of British Columbia in Vancouver.

Mr. Merhi has been a director of the Company since September 7, 2009. Mr. Merhi has over thirty years of experience in the entertainment field, and has served as a producer or executive producer on over 100 films since 1986. Mr. Merhi has been a member of Montage Entertainment LLC since 2006, a company focused on international sales and distribution of films. The company produced “Columbus Day” starring Val Kilmer, and the bio picture “Betty Anne Waters” starring two-time Academy award winner Hilary Swank. From 2002 to 2004, Mr. Merhi served as a producer on several films for Warner Brothers and Franchise Pictures, including the highly anticipated sequel “The Whole Ten Yards”, “Alex and Emma” and “Spartan”. Since 1999, Mr. Merhi has also developed several real estate projects, including the only sound stage in Las Vegas, Nevada where content is currently being produced, and the plans for boutique hotels in West Hollywood, California and Las Vegas, Nevada. Mr. Merhi began his career in 1986 with the formation of PM Entertainment which produced, financed and distributed over 100-feature length films and two successful TV shows before it was sold to Echo Bridge in 1999.

Mr. Frumkes has been a director of the Company since September 7, 2009. Mr. Frumkes is a veteran international marketing executive in the entertainment industry. Since January 2004, Mr. Frumkes has been a partner with Gary Levinsohn in the Mutual Film Company which is a film production company. Mr. Frumkes was an executive with Warner Bros. from 1988 until 2000, where he served as the head of international theatrical distribution and marketing (President, Warner Bros. International Theatrical Distribution & Marketing), reporting directly to Warner’s co-Chairmen, Bob Daly and Terry Semel. In this position, Mr. Frumkes oversaw a staff in excess of 1,500 people working in over 200 different distribution entities spread throughout 135 countries. Mr. Frumkes joined Warner Bros. International in 1988, where he was promoted to Senior Vice President in 1992 and Executive Vice President in 1993, before his elevation to President in 1995. During his 13-year tenure at Warner Bros., Mr. Frumkes developed and implemented comprehensive release plans in markets throughout the world. Mr. Frumkes was responsible for the creation, implementation and control of combined overhead and marketing budgets in excess of $400 million per annum. Among the titles he launched to global success while at Warner Bros. were: “The Fugitive”, “The Bodyguard”, “JFK”, as well as “The Matrix”, the “Batman” and “Lethal Weapon” franchises.

Mr. Subotnick has been a director of the Company since March 25, 2011. Mr. Subotnick has served as the Chief Executive Officer and President of NYCe pLAy, LLC, a Los Angeles based technology company that develops, markets and sells smartphone applications, since the founding of the company in 2010. Since 2004, Mr. Subotnick has also been an active investor in a variety of investments including a telecommunications service provider and several internet start-ups in the entertainment, advertising and medical industries. From 1995 to 2004, Mr. Subotnick was Executive Vice President of Big City Radio, a Los Angeles based owner of radio stations, where he helped grow the company from 4 regional stations to 16 national stations and to become listed on the

American Stock Exchange. While at Big City Radio, Mr. Subotnick managed many aspects of company operations, including acquisitions, programming, budgeting and client relations, and assisted in raising over $33 million in the company’s IPO and $174 million in a public debt offering. From 1994 to 1995, Mr. Subotnick was Vice President and General Counsel of Papamarkou & Company, an SEC registered asset management company based in New York, New York. Mr. Subotnick was a founder and general partner of Shanker & Subotnick, a law firm which concentrated on entertainment law. Mr. Subotnick was a Kings County Assistant District Attorney in New York, New York from 1991 to 1992, and worked in the prestigious Bear Stearns & Company bond trading and sales program from 1986 to 1988. Mr. Subotnick received his Bachelor of Science in Finance from Syracuse University, and his Juris Doctor from the Brooklyn Law School.

There are no family relationships among members of our management or our Board of Directors. Bryan Subotnick is the son of Stuart Subotnick, who is the beneficial owner of 5% or more of our common stock as of February 28, 2011.

SUMMARY COMPENSATION TABLE

Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-equity Incentive Comp ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Martin Greenwald(2)	2011	0	0	1,000,000	132.686	0	0	0	$1,164,384
Chief Executive Officer/Director	2010	0	0	0	0	0	0	0	0

Joseph Merhi (3)	2011	0	0	0	0	0	0	0	0
Chief Executive Officer	2010	0	0	0	0	0	0	0	0

Garrett Cecchini (4)	2011	0	0	0	0	0	0	0	0
Chief Executive Officer	2010	2,500	0	0	0	0	0	0	2,500

Gregory Waring (5)	2011	33,000	8,450	312,500	66,213	0	0	0	424,837
President/Chief Operating Officer	2010	0	0	0	0	0	0	0	0

Ed Roffman (6)	2011	34,000	0	342,000	47,674	0	0	0	423,674
Chief Financial Officer/Treasurer	2010	0	0		0	0	0	0	0

Mark Smith (7)	2011	0	0	11,250	0	0	0	0	11.250
Chief Financial Officer/Treasurer	2010	0	0	0	0	0	0	0	0

Greg Sutyak (8)	2011	5,000	0	0	0	0	0	0	5,000
Chief Financial Officer/Treasurer	2010	0	0	0	0	0	0	0	0

(1)	The amounts in this column represent the aggregate grant date fair values of the stock option awards granted to the executive in fiscal year ended February 28, 2011 and 2010, respectively in accordance with stock compensation accounting.
(2)	Mr. Greenwald was named Chief Executive Officer and Chairman of the Board for Directors on August 2, 2010 with no cash compensation. In conjunction with this, he was granted 1,000,000 shares of restricted stock which he earns 83,333 per month. In March 2011, the Board of Directors, accelerated the vesting on these shares. Mr. Greenwald was also granted stock options for 500,000 shares with an original exercise price of $1.02 per share and vesting over twelve months. In March 2011, the Board of Directors accelerated the vesting on these options and reduced the exercise price to $0.55 per share.
(3)	Mr. Merhi resigned as Chief Executive Officer on May 7, 2011.

(4)	At February 28, 2011, Mr. Cecchini was owed $30,000 in compensation. In March 2011, the Company and Mr. Cecchini agreed to convert this into 120,000 share of restricted stock and a warrant to purchase 120,000 shares of stock at $0.25 per share. Mr. Cecchini resigned as Chief Executive Officer on August 2, 1010 and as a director on March 7, 2011.
(5)	Mr. Waring was named President and Chief Operating Officer on November 18, 2010. In addition, Mr. Waring has deferred $8,000 which was paid in fiscal 2012. Mr. Waring was granted 250,000 shares of restricted stock. This stock has a repurchase right which decreases by 8.33% per month over his first year of employment. Mr. Waring also was granted stock options for 250,000 with an original exercise price of $1.25 per share. The exercise price was reduced in March 2011 to $0.55 per share.
(6)	Mr. Roffman was named Chief Financial Officer on October 18, 2010. In addition, Mr. Roffman has deferred $7,000 which was paid in fiscal 2012. Mr. Roffman was granted 250,000 shares of restricted stock. This stock has a repurchase right which decreases by 8.33% per month over his first year of employment. Mr. Roffman also was granted stock options for 180,000 with an original exercise price of $1.05 per share. The exercise price was reduced in March 2011 to $0.55 per share.
(7)	Mr. Smith resigned effective May 17, 2010. Mr. Smith was granted 375,000 shares of restricted stock.
(8)	Mr. Sutyak was named Chief Financial Officer on May 2010 and resigned on October 12, 2010.

The above amounts with respect to compensation from option awards equaled the amounts that were recognized as compensation expense in our financial statements for the years ended February 28, 2011 and 2010. The option award amounts were calculated in accordance with generally accepted accounting principles concerning share based payments.

Employment Agreements

The following is a summary of the Company’s employment agreements with its named executive officers:

The Company has entered into a one year employment agreement with Martin W. Greenwald, the Company’s Chief Executive Officer and Secretary, dated October 12, 2010 pursuant to which the Company agreed to (i) issue him 1,000,000 shares at the rate of 83,333 shares per month for 12 months; and (ii) grant him an option to purchase 500,000 shares of Company common stock under the Company’s 2010 Equity Incentive Plan to vest monthly over the period of 12 months. On March 7, 2011, the Company agreed to accelerate the vesting of the remaining 500,000 shares of the 1,000,000 shares of restricted Company common stock granted to Mr. Greenwald under his employment agreement, and accelerate the vesting of the remaining 250,000 unvested options of the 500,000 options granted to Mr. Greenwald under the terms of his employment agreement. The summary and description of the terms of Mr. Greenwald’s employment agreement contained herein is qualified in its entirety by reference to the complete agreement, a copy of which is filed as an exhibit to the Company’s report on Form 10Q filed with the SEC on October 18, 2010 and incorporated herein by reference.

The Company has entered into a one year employment agreement with Ed Roffman, the Company’s Chief Financial Officer, dated October 18, 2010 pursuant to which the Company agreed to (i) issue him 180,000 shares of Company common stock with a Company right to repurchase such shares for $.01 a share which right shall lapse at the rate of 15,000 shares per month for a period of 12 months; (ii) pay him a base salary of $10,000 per month; provided, however, the amount of $2,000 per month of the monthly salary shall accrue and remain unpaid until the first to occur between the Company has raised a minimum of $3 million; a change of control occurs, the date which is thirty (30) days after the termination of his employment with the Company. The Company also agreed to pay Mr. Roffman a severance payment in the amount of three month’s salary in the event of his termination due to a change of control or his voluntary termination resulting from certain actions by the Company. The summary and description of the terms of Mr. Roffman’s employment agreement contained herein is qualified in its entirety by reference to the complete agreement, a copy of which is filed as an exhibit to the Company’s report on Form 10Q filed with the SEC on January 14, 2011 and incorporated herein by reference.

The Company has entered into a one year employment agreement with Gregory Waring, the Company’s President and Chief Operating Officer, dated November 22, 2010 pursuant to which the Company agreed to (i) issue him 250,000 shares of Company common stock with a Company right to repurchase such shares for $.01 a share which right shall lapse at the rate of 20,833 shares per month for a period of 12 months; (ii) pay him a base salary of $10,000 per month and $100 per kiosk per month for every kiosk in operation under the Company’s Collaboration Agreement dated November 8, 2010 with Signifi Solutions Inc., up to a total of 50 kiosks for an additional $5,000 per month; and (iii) grant him an option to purchase 250,000 shares of Company common stock under the Company’s 2010 Equity Incentive Plan to vest monthly over a period of 12 months. The summary and description of the terms of Mr. Waring’s employment agreement contained herein is qualified in its entirety by reference to the complete agreement, a copy of which is filed as an exhibit to the Company’s report on Form 10Q filed with the SEC on January 14, 2011 and incorporated herein by reference.

Outstanding Equity Awards at February 28, 2011

The following table sets forth information relating to equity awards outstanding at the end of Fiscal 2011 for each Named Executive Officer.

Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($/share)(4)	Option Expiration Date

Martin Greenwald	8/02/10	500,000	500,000	(1)	0	$0.55	8/1/15

Greg Waring	11/23/10	250,000	62,500	(2)	41,667	$0.55	11/22/15

Ed Roffman	11/23/10	180,000	105,000	(3)	75,000	$0.55	11/22/15

1.	Options granted originally vested over a one year period beginning on the first month anniversary of the date of hire. On March 7, 2011, vesting was accelerated.
2.	Options granted vest over a two year period beginning on the first month anniversary of the date of hire.
3	Options granted vest over a one year period beginning on the first month anniversary of the date of hire
4	Excise price was reduced to $0.55 on March 7, 2011.

Director Compensation

Director compensation for our non-employee directors is established by our full board of directors, including any employee directors. Director compensation for non-employee directors is established annually in advance with consideration given to (i) compensation paid to directors of similarly situated public companies and (ii) our financial resources.

During the fiscal year ending February 28 2011, we compensated our non-employee directors by granting each of our non-employee directors an option to purchase 200,000 shares of our common stock at an exercise price of $.55 per share (taking into the effect the option re-pricing on March 7, 2011). We did not pay any cash compensation to our non-employee directors during the fiscal year ending February 28, 2011. Messrs. Mainas and Cecchini each earned $30,000 in consulting fees during the fiscal year ended February 28, 2011. These fees were converted into 120,000 shares of restricted stock and 120,000 warrants on March 7, 2011.

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities by our non-employee directors for the fiscal year ended February 28, 2011. Other than as set forth below and the reimbursement of actual and ordinary out-of-pocket expenditures, we did not compensate any of our directors for their services as directors during the fiscal year ended February 28, 2011.

2010 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph Merhi	—	—	52,971	—	—	—	52,971
Edward Frumkes	—	—	52,971	—	—	—	52,971
Garrett Cecchini(2)	30,000	—	—	—	—	—	30,000
George Mainas (3)	30,000	—	87,697	—	—	—	117,697

(1)	The amounts in this column represent the aggregate grant date fair values of the stock option awards granted to the board member in fiscal year ended February 28, 2011, in accordance with stock compensation accounting.

(2)	Mr. Cecchini resigned from our board of directors effective March 7, 2011.
(3)	Mr. Mainas resigned from our board of directors effective December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related Party Transactions. Our Company closely reviews transactions between the Company and persons or entities considered to be related parties (collectively “related parties”). Our Company considers entities to be related parties where an executive officer, director or a 5% or more beneficial owner of our common stock (or an immediate family member of these persons) has a direct or indirect material interest. Transactions of this nature require the approval of our management and our Board of Directors. We believe such transactions were at terms comparable to those we could have obtained from unaffiliated third parties. Since March 1, 2010, we have not had any transactions in which any of our related parties had or will have a direct or indirect material interest, nor are any such transactions currently proposed, except as noted below:

On April 20, 2010, the Board of Directors approved the issuance of 20,000 shares of Company common stock to each of five individuals in exchange for their services to the Company. The individuals are Joseph Merhi, our former Chief Executive Officer and a director; Elie Samaha, our former President and a director; Edward Frumkes, a director; Al Hayes, our former Chief Operating Officer; and Corbin Bernsen, the former President of our Public Film Works division.

On May 4, 2010, in connection with the closing of the Share Exchange Agreement with Entertainment Xpress, the Company issued 1,637,752 shares of its common stock to George Mainas, then a director of the Company, and issued 1,805,904 shares of its common stock to Garrett Cecchini, then a director and the Chief Executive Officer of the Company, in exchange for his shares of EntertainmentXpress owned by each of them.

On May 4, 2010, in connection with the closing of the Share Exchange Agreement, George Mainas and Mainas Development Corporation entered into an Amendment to the Loan Modification and Security Agreement dated August 14, 2009 (the “Loan Agreement”) pursuant to which the parties agreed as follows: (i) the maturity date of all loan obligations under the Loan Agreement shall be extended until June 30, 2013 (the “Maturity Date”); (ii) all principal and accrued interest under the Loan Agreement may be converted into shares of Borrower’s common stock at the election of Secured Party at any time upon written notice to Borrower at a price of $4.00 per share; and (iii) all principal and accrued interest under the Loan Agreement shall automatically convert into shares of Borrower’s common stock in the event that the 10 day trailing VWAP (volume weighted average price) for the Borrower’s common stock (as quoted on Borrower’s principal trading market) shall exceed $4.00 per share at any time prior to the Maturity Date. Effective October 12, 2010, the Company, George Mainas and Mainas Development Corporation agreed to an amendment of the Loan Agreement to provide that the current repayment terms were amended to provide that the Company may (i) provide 10 days prior written notice to the borrower of its election to repay at any time prior to the Maturity Date (June 30, 2013) during which ten day period the borrower may elect to take repayment or convert the debt at $4.00 per share; or (ii) repay the debt on the Maturity Date.

On March 7, 2011, the Company agreed to the conversion of $404,305 of debt payable to George Mainas into 1,617,220 shares of Company common stock and warrants to purchase 1,617,220 shares of Company common stock for $.25 per share for a term of three years. The amount of $30,000 of the debt payable which was converted into shares of Company common stock was derived from consulting fees accrued from the Company during the fiscal year ended February 28, 2011.

On March 7, 2011, the Company agreed to the conversion of $31,285 of debt payable to Garrett Cecchini into 125,140 shares of Company common stock and warrants to purchase 125,140 shares of Company common stock for $.25 per share for a term of three years. The amount of $30,000 of the debt payable which was converted into shares of Company common stock was derived from consulting fees accrued from the Company during the fiscal year ended February 28, 2011.

Parent Companies. We do not have a parent company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 28, 2011, information regarding the beneficial ownership of our common stock with respect to (i) our officers and directors; (ii) by all directors and executive officers as a group; and (iii) all persons which the Company, pursuant to filings with the Securities and Exchange Commission (the “SEC”) and our stock transfer record by each person or group known by our management to own more than 5% of the outstanding shares of our common stock. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within sixty (60) days, such as our warrants or options to purchase shares of our common stock. . Each percentage is based upon, the total number of shares outstanding at February 28, 2011, which was 31,885,941, and the total number of shares beneficially owned and held by each individual at February 28, 2011, plus the number of shares that such individual has the right to acquire within 60 days of February 28, 2011. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percentage of Class Beneficially Owned
Officers and Directors
Martin W. Greenwald	1,666,666	(2)	5.12%
Gregory Waring	312,500	(3)	0.98%
Ed Roffman	285,000	(4)	0.89%
Joseph Merhi	220,000	(5)	0.69%
Edward Frumkes	120,000	(6)	0.38%
Bryan Subotnick	16,166	(7)	0.0005%

All directors and executive officers as a group (6 persons)	2,637,499	(8)	8.27%
5% Shareholders

George Mainas	2,633,055	(9)	8.16%
Salzwedel Financial Communications, Inc. 1800 SW Blankenship Rd. Suite 275 West Linn, Oregon 97068	1,800,000		5.65%
Garrett Cecchini	2,241,126	(10)	6.91%
Stuart Subotnick 810 Seventh Avenue—29th Floor New York, New York 10019	2,800,000	(11)	8.8%

(1)	Unless otherwise noted, the address is c/o 2330 Marinship Way, Suite 300, Sausalito, California, 94965.
(2)	Includes 666,666 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(3)	Includes 62,500 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(4)	Includes 105,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(5)	Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(6)	Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(7)	Includes 16,666 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(8)	Includes 1,050,832 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(9)	Includes 400,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 2011.
(10)	Includes 525,142 shares issuable upon exercise of options and warrants exercisable within 60 days of February 28, 2011.
(11)	Includes 1,400,000 shares issuable upon exercise of warrants exercisable within 60 days of February 28, 2011.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Our directors, named executive officers, George Mainas and Garrett Cecchini are all recipients of options granted under the Company’s 2010 Equity Incentive Plan, as amended, which is Proposal Number 2 in the upcoming annual meeting. The share and option ownership of these individuals as of February 28, 2011 is set forth in the table above. Other than Proposal Number 2, none of our directors, executive officers or owners of 5% of more of our shares have an interest in the matters to be voted upon in the upcoming annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request. To make such a request, please contact us at 2330 Marinship Way, Suite 300, Sausalito, California, 94965, Attn; Ed Roffman, Telephone 415.331.7700. Any stockholder who wants to receive separate copies of our proxy statement or annual report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his or her bank, broker, or other nominee record holder, or he or she may contact us at the above address and phone number.

OTHER MATTERS

Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR all proposals included herein. The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the shareholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a shareholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specifications so made.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

By Order of the Board of Directors

/s/ Martin W. Greenwald
Martin W. Greenwald
April 18, 2011	Chairman of the Board of Directors

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

PUBLIC MEDIA WORKS, INC.

Public Media Works, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1. That Article One of the Certificate of Incorporation of the Corporation be deleted and replaced with the following:

“Article One

Name

The name of the Corporation is Spot Entertainment, Inc.”

2. That Article Five of the Certificate of Incorporation of the Corporation be deleted and replaced with the following:

“Article Five

Shares

(a) The Corporation is authorized to issue a total of One Hundred Twenty Five Million (125,000,000) shares of stock. The Corporation is authorized to issue two classes of stock designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is Twenty Five Million (25,000,000), and the number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000). The Common Stock shall have a par value of $0.0001.

(b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

3. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

4. That said amendment was duly adopted by the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law by obtaining the approval of a majority of the outstanding shares of Common Stock of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 6th day of June, 2011.

PUBLIC MEDIA WORKS, INC.

By:
Martin W. Greenwald
Chief Executive Officer

PUBLIC MEDIA WORKS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

April 18, 2011

The undersigned hereby appoints Martin W. Greenwald or Ed Roffman, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of Public Media Works, Inc. (the “Company”), to be held on June 6, 2011 at 10 a.m., local time, at 2330 Marinship Way, Suite 300, Sausalito, California, 94965, or any adjournments thereof, and to vote the number of shares of Company common stock the undersigned would be entitled to vote if personally present on the matters set forth below.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR (I) THE ELECTION OF DIRECTORS; (II) THE APPROVAL OF THE COMPANY’S 2010 EQUITY INCENTIVE PLAN (AS AMENDED); (III) THE COMPANY’S NAME CHANGE TO SPOT ENTERTAINMENT, INC.; AND (IV) THE CREATION OF BLANK CHECK PREFERRED STOCK CONSISTING OF 25,000,000 AUTHORIZED SHARES.

Proposal 1: The election of the following four individuals to our Board of Directors, to hold the office during the ensuing year or until their respective successors are elected and qualified:

Martin W. Greenwald	Joseph Merhi	Edward Frumkes	Bryan Subotnick

☐	FOR all nominees listed above (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all nominees listed above. A shareholder may withhold authority to vote for any nominee by drawing a line through or otherwise striking out the name of such nominee.

Proposal 2: The approval of the Company’s 2010 Stock Option Plan, as amended (the “Plan”):

☐	FOR
☐	AGAINST
☐	ABSTAIN

Proposal 3: The approval of an amendment to our Certificate of Incorporation to change our corporate name from Public Media Works, Inc. to Spot Entertainment, Inc.:

☐	FOR
☐	AGAINST
☐	ABSTAIN

Proposal 4: To approve an amendment to our Certificate of Incorporation to increase the total number of shares of stock which the Company has the authority to issue from 100,000,000 shares to 125,000,000 shares, and authorize a class of blank check preferred stock, consisting of 25,000,000 authorized shares, which may be issued in one or more series, with such rights, privileges, preferences and restrictions as may be fixed by the Company’s Board of Directors.

☐	FOR
☐	AGAINST
☐	ABSTAIN

In his discretion, either Proxy is authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Shareholders who are present at the meeting may withdraw their proxy and vote in person if they so desire. This proxy is solicited on behalf of the Board of Directors.

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Signature	Date
Title:

Signature	Date
Title:

I (we) will ☐ will not ☐ attend the Annual Meeting in person.